Exhibit 99.1

LEARNING TREE APPOINTS PRESIDENT

RESTON, VA (January 26, 2012) Learning Tree International, Inc. (NASDAQ: LTRE) announced today that Max Shevitz has joined Learning Tree International, Inc. as its President effective January 26, 2012. Mr. Shevitz will report to Dr. David C. Collins, Learning Tree CEO.

Mr. Shevitz previously worked for Learning Tree from 1988 through 1999. His prior Learning Tree positions include General Manager of the US Operating Unit, Corporate Vice President of Market and Business Development, and Executive Vice President. Additionally from 1995 through 1999 Max served as a member of Learning Tree’s Board of Directors.

“We are very pleased that Max has rejoined Learning Tree to serve in the new capacity of President. In this role, he will have responsibility for the day-to-day operations of our organization, overseeing our product development and marketing groups, and, through our Chief Operating Officer, for our six operating subsidiaries in the United States, Canada, the UK, France, Sweden and Japan,” said Dr. Collins. “In addition to his experience and skills, Max shares our passion for the Company’s customers, the drive for sustainable revenue growth, and the rapid execution of plans to improve the Company’s revenues and margins.”

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security; and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Contact Information

David C. Collins

Chairman and Chief Executive Officer

Learning Tree International, Inc.

Phone: (703) 709-9119

david_collins@learningtree.com